Exhibit 99.1

USA Truck Reports Second Quarter 2015 Results

Board of Directors Authorizes One Million Share Repurchase Program

Van Buren, AR – August 4, 2015 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider headquartered in Van Buren, AR, today announced its financial results for the three and six months ended June 30, 2015.

Operating revenue for the quarter ended June 30, 2015 decreased 12.9% to $133.6 million from $153.3 million for the prior-year period. Base revenue, which excludes fuel surcharges, decreased 6.2% to $117.2 million in the June 2015 quarter from $125.0 million in the June 2014 quarter. Net income increased $1.7 million to $2.5 million in the second quarter of 2015 from $0.8 million for the 2014 quarter. Earnings per diluted share increased to $0.23 in the June 2015 quarter from $0.07 for the same quarter last year. The 2014 quarter included approximately $2.2 million, or $0.13 per diluted share, related to defense costs.

Tom Glaser, USA Truck’s President and CEO, said, “USA Truck continued to deliver profitability in the second quarter. Our trucking segment’s adjusted operating ratio was 97.5%(a) for the second quarter, representing a 460 basis-point improvement over last year’s period. Pricing and fuel efficiency were better than last year, while other areas still have significant room to improve, including maintenance, risk management and, importantly, driver retention. In SCS, gross margin remained solid, reflecting steady pricing and lower fuel costs compared to the prior-year period; however, operating income declined due to lower revenue, higher purchased transportation costs and start-up expenses to support our growth plans.

“Accordingly, we have taken a comprehensive look at our organization to determine where and how to accelerate the pace of improvement and have developed a series of strategic, leadership and tactical actions that are either already underway or to be implemented. Among the most important trucking initiatives are:

●	Employing network planning tools to more efficiently utilize our revenue equipment and deploy our driver team members;
●	Strict adherence to pricing and operational standards, prioritizing return on capital employed and network density over the absolute size of our operations;
●	Increasing driver take home pay and home time through the aforementioned planning actions and an optimized scheduling and dispatch protocol;
●

Streamlining the size of our tractor fleet by 400 in 2015 through retirement of 800 high-cost tractors while maintaining purchases of new tractors at 400. These combined actions will further improve fleet fuel economy, significantly reduce maintenance costs, and increase the reliability of our equipment for the benefit of our customers and drivers;

●	Rationalizing fixed costs and SG&A to better align the Company’s overhead with a net 400 unit reduction in our tractor fleet; and
●	Completing a comprehensive review of our maintenance facilities and approach to managing preventative maintenance expenses and over the road repairs.

“Our goal in trucking is to realize operating income improvements of approximately $50 million over the next several years through these and other high leverage opportunities. We also expect these efforts to position the Company to respond faster and more favorably to new business opportunities and changes in market conditions.

“Our goal in SCS is to more fully capitalize on this scalable, asset-light complement to our trucking operation. We intend to restore the pace of growth and improve the profitability of SCS through initiatives that include the following:

●

Increasing load volume through further centralization of our customer service organization and roll out of technology better enabling customers to leverage our carrier partners within their enterprise;

●

Introducing additional capacity solutions and value added services to capture additional revenue streams and accelerating organic growth by expanding our footprint for both mode of service and multiple trailer types, which today is predominantly dry van trailers. This includes increasing the number of loads with our carrier partners related to intermodal, refrigerated, flatbed, expedited, and LTL;

●	Investing in branch office expansion, including through acquisitions, while critically reviewing productivity at existing branches to ensure maximum leverage of our current resources.”

Chairman of the Board Robert A. Peiser commented, “We are determined to energize our Company’s turnaround in the second half of 2015. We are currently pursuing all possibilities, including, but not limited to, reviewing the composition, roles and responsibilities of our senior management team; optimizing the locations and uses of our terminal and other facilities; reviewing our investments in technology; and effectively sizing our business segments based on expected financial returns. I would like to thank all of our team members for their continued hard work and dedication as we restore our momentum.”

Stock Repurchase Program

The Company also announced today that its Board of Directors has authorized the repurchase of up to one million shares of the Company’s common stock. Addressing this action, Mr. Peiser noted, “In recognizing the value and potential of USA Truck’s operations, I am pleased that the Board of Directors has authorized this repurchase program. Returning capital to shareholders is an important element of our capital allocation philosophy as we look to create value both organically from operations and through strategic use of our balance sheet and strong liquidity position.”

Share repurchases, if any, will be made using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations. Share repurchases may commence as early as August 6, 2015, and the repurchase program will expire on July 28, 2018 unless earlier terminated or extended by the Board of Directors. The repurchased shares will be held as treasury stock and may be used for reissuance under the Company’s Employee Stock Purchase Plan or the Company’s 2014 Omnibus Incentive Plan, or for general corporate purposes as the Board of Directors may determine. The proposed repurchases are permitted under the Company’s primary credit facility and other contractual arrangements, subject to customary conditions.

The specific number of shares the Company ultimately repurchases, and the actual timing and amount of share repurchases, will depend on market conditions and other factors, as well as the applicable requirements of federal securities law. In addition, the stock repurchase program may be suspended, extended or terminated by the Company at any time without prior notice, and the Company is not obligated to purchase a specific number of shares.

Six-Month Results

For the six months ended June 30, 2015, operating revenue decreased 10.8% to $266.5 million from $298.8 million for last year’s period. Base revenue, which excludes fuel surcharges, decreased 4.1% to $232.7 million for the 2015 period from $242.6 million for the 2014 period. Net income increased $4.4 million to $3.6 million in the 2015 period from a loss of $0.9 million for the same period last year. Earnings per diluted share increased to $0.34 in 2015 from a loss of ($0.08) for the 2014 year. Included in net income and earnings per share was approximately $2.5 million, or $0.15 per diluted share, related to defense costs in the prior year period.

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Trucking:
Operating revenue (in thousands)	$93,427	$106,146	$189,214	$208,912
Operating income (loss) (in thousands) (1)	$2,025	$(1,734)	$2,640	$(7,855)
Adjusted operating ratio (2)	97.5%	102.1%	98.4%	104.8%
Total miles (in thousands) (3)	48,777	54,796	99,368	108,409
Deadhead percentage (4)	12.5%	13.0%	12.2%	12.3%
Base revenue per loaded mile	$1.883	$1.745	$1.857	$1.720
Average number of in-service tractors (5)	2,059	2,196	2,119	2,218
Average number of seated tractors (6)	1,869	2,019	1,929	2,040
Average miles per seated tractor per week	2,008	2,088	1,992	2,055
Base revenue per seated tractor per week	$3,307	$3,170	$3,246	$3,098
Average loaded miles per trip	593	614	605	618

Strategic Capacity Solutions (7):
Operating revenue (in thousands)	$40,146	$47,152	$77,246	$89,875
Operating income (in thousands) (1)	$3,259	$5,991	$6,235	$11,069
Gross margin percentage (8)	18.1%	18.4%	17.8%	18.0%

(1)	Operating income or loss is calculated by deducting total operating expenses from operating revenues.
(2)

Adjusted operating ratio is calculated as total operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. See GAAP to non-GAAP reconciliation below.

(3)	Total miles include both loaded and empty miles.
(4)	Deadhead percentage is calculated by dividing empty miles into total miles.
(5)	Tractors include company-operated tractors in service, plus tractors operated by independent contractors.
(6)	Seated tractors are those occupied by drivers.
(7)	Includes results of our rail intermodal operating business.
(8)	Gross margin percentage is calculated by taking revenue less purchased transportation expense and dividing that amount by revenue. This calculation includes intercompany revenues and expenses.

Balance Sheet and Liquidity

Executive Vice President and CFO Michael Borrows said, “Our balance sheet is solid and we have the liquidity to support our continuous improvement initiatives and exploit profitable growth strategies. As of June 30, 2015, our total debt and capital lease obligations, net of cash, was $85.1 million and our stockholders’ equity was $109.7 million. Our debt to Adjusted EBITDA(a) ratio continues to decrease and was 1.3x, compared with 1.9x as of December 31, 2014. Since the end of 2014, the Company's balance sheet debt and capital lease obligations, net of cash, have decreased by $32.2 million, while the outstanding obligations of financing provided by operating leases decreased by approximately $2.0 million. As of June 30, 2015, we had approximately $112.7 million of borrowing availability under our revolving line of credit. During the quarter, we also realized a $21.1 million increase in cash flow from operations, reflecting improved profitability and working capital management.”

Second-Quarter 2015 Conference Call Information

USA Truck will hold a conference call to discuss its second-quarter 2015 results on August 4, 2015 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-800-351-6807 (U.S. / Canada) or 1-334-323-7224 (International), access code 541247. The slide presentation that will accompany the call may be accessed using the following link:

https://www.yourcall.com/webecho/GuestLogin.aspx?ConfRef=78215399&Pin=1533.

For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Presentations” tab of the “Investors” menu. A telephone replay of the call will also be available for 30 days following the call at 1-877-919-4059, access code 49596184.

(a)About Non-GAAP Financial Information

In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC. The terms “EBITDA”, “Adjusted EBITDA”, “Adjusted operating ratio”, and “Adjusted earnings (loss) per diluted share”, as we define them, are not presented in accordance with GAAP.

The Company defines EBITDA as net income, plus interest expense net of interest income, provision for income taxes, and depreciation and amortization. It defines Adjusted EBITDA as these items plus non-cash equity compensation, loss on extinguishment of debt and defense costs incurred primarily in connection with the unsolicited proposal to acquire USA Truck. Adjusted operating ratio is calculated as total operating expenses, net of fuel surcharges, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted earnings (loss) per diluted share is defined as income (loss) before income taxes plus long-term claims liability reserve adjustment, loss on extinguishment of debt, and defense costs reduced by income taxes, divided by weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings (loss) per diluted share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings (loss) per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G, we have provided reconciliations of EBITDA, Adjusted EBITDA, Adjusted earnings (loss) per diluted share and Adjusted operating ratio to GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of normal quarter-end closing and interim review procedures, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “strategy,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck

USA Truck is a capacity solutions provider of transportation and logistics services that include truckload, dedicated contract carriage, intermodal and brokerage spot market throughout the continental United States, Mexico and Canada.

This press release and related information will be available to interested parties at our web site, www.usa-truck.com, under the "News Releases" tab of the "Investors" menu.

Company Contact

Michael Borrows, EVP & CFO

USA Truck, Inc.

(479) 471-3523

Michael.Borrows@usa-truck.com

Investor Relations Contact

Harriet Fried / Jody Burfening

LHA

(212) 838-3777

hfried@lhai.com

USA TRUCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
Operating revenue	$133,573	$153,298	$266,460	$298,787

Operating expenses:
Salaries, wages and employee benefits	35,636	38,703	73,508	74,542
Fuel expense	16,257	30,704	34,235	63,707
Depreciation and amortization	10,277	11,148	20,948	22,603
Insurance and claims	5,903	5,903	12,097	11,887
Operations and maintenance	12,176	11,629	24,316	24,691
Purchased transportation	42,646	44,538	81,416	85,788
Operating taxes and licenses	1,462	1,355	2,782	2,801
Communications and utilities	880	1,094	1,743	2,133
Gain on disposal of assets, net	(2,255)	(179)	(2,758)	(522)
Other	5,307	4,146	9,298	7,943
Total operating expenses	128,289	149,041	257,585	295,573
Operating income	5,284	4,257	8,875	3,214

Other expenses (income):
Interest expense, net	549	744	1,179	1,455
Defense costs	--	2,163	--	2,528
Loss on extinguishment of debt	--	--	750	--
Other, net	370	(16)	572	48
Total other expenses, net	919	2,891	2,501	4,031
Income (loss) before income taxes	4,365	1,366	6,374	(817)
Income tax expense	1,905	644	2,798	50

Net income (loss) and comprehensive income (loss)	$2,460	$722	$3,576	$(867)

Net income (loss) per share information:
Average shares outstanding (basic)	10,435	10,346	10,423	10,343
Basic earnings (loss) per share	$0.24	$0.07	$0.34	$(0.08)

Average shares outstanding (diluted)	10,516	10,478	10,524	10,343
Diluted earnings (loss) per share	$0.23	$0.07	$0.34	$(0.08)

GAAP TO NON-GAAP RECONCILIATIONS
(UNAUDITED)
(in thousands) ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income (loss)	$2,460	$722	$3,576	$(867)
Add:
Depreciation and amortization	10,277	11,148	20,948	22,603
Income tax expense	1,905	644	2,798	50
Interest, net	549	744	1,179	1,455

EBITDA	$15,191	$13,258	$28,501	$23,241
Add:
Non-cash equity compensation	130	103	356	219
Legal and related defense costs, pretax	--	2,163	--	2,528
Loss on debt extinguishment, pretax	--	--	750	--

Adjusted EBITDA	$15,321	$15,524	$29,607	$25,988

ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Earnings (loss) per diluted share	$0.23	$0.07	$0.34	$(0.08)
Adjusted for:
Loss on debt extinguishment, net of tax	--	--	0.04	--
Defense costs, net of tax	--	0.13	--	0.15
Adjusted earnings per diluted share	$0.23	$0.20	$0.38	$0.07

ADJUSTED OPERATING RATIO RECONCILIATION

Trucking Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$93,846	$106,310	$190,248	$209,224
Less: intersegment eliminations	419	164	1,034	312
Operating revenue	93,427	106,146	189,214	208,912
Less: fuel surcharge revenue	13,075	22,939	27,318	45,498
Base revenue	80,352	83,207	161,896	163,414
Operating expense	91,402	107,880	186,574	216,767
Adjusted for:
Fuel surcharge revenue	(13,075)	(22,939)	(27,318)	(45,498)
Adjusted operating expense	$78,327	$84,941	$159,256	$171,269
Operating ratio	97.8%	101.6%	98.6%	103.8%
Adjusted operating ratio	97.5%	102.1%	98.4%	104.8%

SCS Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$41,605	$49,896	$80,276	$95,148
Less: intersegment eliminations	1,459	2,744	3,030	5,273
Operating revenue	40,146	47,152	77,246	89,875
Less: fuel surcharge revenue	3,275	5,390	6,450	10,709
Base revenue	36,871	41,762	70,796	79,166
Operating expense	36,887	41,161	71,011	78,806
Adjusted for:
Fuel surcharge revenue	(3,275)	(5,390)	(6,450)	(10,709)
Adjusted operating expense	$33,612	$35,771	$64,561	$68,097
Operating ratio	91.9%	87.3%	91.9%	87.7%
Adjusted operating ratio	91.2%	85.6%	91.2%	86.0%

USA TRUCK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash	$704	$205
Accounts receivable, net of allowance for doubtful accounts of $731 and $1,020, respectively	62,772	71,186
Other receivables	8,192	5,639
Inventories	1,944	1,863
Assets held for sale	7,079	3,536
Deferred income taxes	2,682	7,707
Prepaid expenses and other current assets	16,986	17,318
Total current assets	100,359	107,454
Property and equipment:
Land and structures	32,138	31,596
Revenue equipment	324,768	348,216
Service, office and other equipment	16,801	16,648
Property and equipment, at cost	373,707	396,460
Accumulated depreciation and amortization	(169,034)	(182,724)
Property and equipment, net	204,673	213,736
Other assets	1,492	658
Total assets	$306,524	$321,848
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,063	$23,582
Current portion of insurance and claims accruals	14,636	10,230
Accrued expenses	16,302	8,252
Current maturities of long-term debt and capital leases	18,272	24,048
Total current liabilities	84,273	66,112
Deferred gain	585	589
Long-term debt and capital leases, less current maturities	67,563	93,464
Deferred income taxes	38,081	46,688
Insurance and claims accruals, less current portion	6,322	9,647
Total liabilities	196,824	216,500
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred Stock, $.01 par value; 1,000,000 shares authorized; none issued	—	—
Common Stock, $.01 par value; 30,000,000 shares authorized; issued 11,985,653 shares, and 11,873,071 shares, respectively	120	119
Additional paid-in capital	66,606	65,850
Retained earnings	64,658	61,082
Less treasury stock, at cost (1,336,456 shares, and 1,340,438 shares, respectively)	(21,684)	(21,703)
Total stockholders’ equity	109,700	105,348
Total liabilities and stockholders’ equity	$306,524	$321,848